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                                                                    Exhibit 99.2
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Immediate


Wayne R. Weidner, President, National Penn Bancshares, Inc. - 610-369-6282

Karl D. Gerhart, President & CEO, Community Independent Bank, Inc. - 610-488-
1251

                         NATIONAL PENN BANCSHARES AND

                       COMMUNITY INDEPENDENT BANK, INC.

                                  TO COMBINE

BOYERTOWN, PA, - July 24, 2000 . . . . National Penn Bancshares, Inc. ("National
Penn") (NASDAQ/NMS:NPBC), parent company of National Penn Bank and Panasia Bank, and Community Independent Bank, Inc. ("CIB") (AMEX:INB), parent company of Bernville Bank, N.A., announced today the execution of a definitive agreement for National Penn to acquire CIB. CIB is a $110 million one bank holding company headquartered in Bernville, Pennsylvania, operating four community bank offices in Berks County. The joint announcement was made today by Lawrence T. Jilk, Jr., Chairman and Chief Executive Officer, and Wayne R. Weidner, President, of National Penn, and Frederirck P. Krott, Chairman, and Karl D. Gerhart, President and Chief Executive Officer, of CIB.

     The basic terms of the Agreement call for the tax-free exchange of .9 shares of National Penn common stock for each share of CIB common stock. Based on National Penn's July 21, 2000, closing price of $21.88 per share, the value per share of CIB would be $19.69. This price equates to 56.25 times CIB's estimated trailing twelve months earnings, and a multiple of 1.89 CIB's book value as of March 31, 2000.
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     As of today, CIB had 700,327 shares of common stock outstanding and options for approximately 22,600 additional shares.

     Upon completion of the merger of CIB into National Penn, National Penn intends to merge Bernville Bank into National Penn Bank as part of its Berks County Division.

     One member of the CIB Board will be mutually selected to become a director of National Penn and that person and another mutually-selected person will become directors of National Penn Bank. All current members of the CIV Board will become members of National Penn Bank's Berks County Division Board.

     National Penn will have assets of $2.6 billion following the acquisition, which is subject to regulator approval, as well as approval of shareholders of CIB. National Penn anticipates that the transaction will close in the first quarter of 2001 and will be accounted for as a pooling of interests. Effective immediately, National Penn has rescinded its existing authorization to repurchase its common stock, which authorized the repurchase of up to 850,000 shares. During 2000, National Penn has repurchased approximately 441,021 shares under the authorization. Effective immediately, CIB has terminated its Dividend Reinvestment Plan.

     The merger is expected to be accretive to National Penn earnings in the second year. As with any earnings estimate, there are factors that could cause the actual results to differ materially, such as the facto4s discussed in National Penn's filings with the Securities and Exchange Commission.

     "The addition of Bernville Bank is highly complementary to National Penn's existing franchise and will provide an excellent opportunity to increase our market share in Berks

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County," said Wayne R. Weidner, President of National Penn. "Bernville's
longevity in Berks County and deep-seated comitment to be aware of customers' needs is a natural fit with National Penn's philosophy."

     Bernville's Chairman of the Board, Frederick P. Krott said "The affiliation with National Penn offers us an expended opportunity to enhance our product offerings, services, and delivery channels to both current and prospective customers. Joining National Penn will provide our customers with the continued benefit of a community bank philosophy, which always has been central to our company. The expanded services and products available through this affiliation will enable us to increase the expansion of our customer base in many respects. The increased level of total resources of the merged companies will enable the Bernville franchise to better serve small and large business customers, as well as individual consumers, by immediately adding electronic banking services, trust services, and commercial cash management products. We have gained an excellent reputation for our willingness to serve the local community with competitive products while enhancing the quality of life in the markets we service," stated Krott.

     National Penn Bancshares, Inc. currently operates 56 banking offices in southeastern Pennsylvania through National Penn Bank and its divisions, Chestnut Hill National Bank, 1st Main Line Bank, National Asian Bank, and Elverson National Bank, and three banking officers in the North Jersey - New York City marketplace through Panasia Bank. Trust and investment management services are provided through Investors Trust Company; brokerage services are provided through Penn Securities, Inc.; and mortgage banking activities are provided through Penn 1st Financial Services, Inc.

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     National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock
Market under the symbol "NPBC."

     Additional information about the National Penn family is available on National Penn's website at http://www.natpennbank.com.

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